Exhibit 99.2

Concord Acquisition Corp II Announces Closing of

$250 Million Initial Public Offering

New York, New York, September 7, 2021 — Concord Acquisition Corp II (the “Company”) today announced the closing of its initial public offering of 25,000,000 units on September 3, 2021. The offering was priced at $10.00 per unit, generating total gross proceeds of $250,000,000.

The units are listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “CNDA.U.” Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A common stock and warrants will be listed on the NYSE under the symbols “CNDA” and “CNDA.WS,” respectively.

The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a merger opportunity in any industry or sector, it intends to capitalize on the ability of its management team and sponsor to identify, acquire and manage a business in the financial services and financial technology sectors, including payments, enterprise software, and data analytics.

Citigroup Global Markets Inc. and Cowen and Company, LLC served as joint book-running managers of the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146 or by email at prospectus@citi.com; or Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by email at postSaleManualRequests@broadridge.com, or by telephone at (833) 297-2926.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on August 31, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Concord Acquisition Corp II

Jeff Tuder

jeff@tremsoncapital.com